Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements and financial statement schedule (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) of Payless ShoeSource, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting dated March 30, 2007, appearing in the Annual Report on Form 10-K of Payless ShoeSource, Inc. and subsidiaries for the year ended February 3, 2007.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
June 11, 2007